Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Fund Accounting Fee Letter
for

Sterling Capital Enhanced Core Bond ETF
a series of

Capitol Series Trust

This Fund Accounting Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”) for Sterling Capital Enhanced Core Bond ETF (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain ETF Master Services Agreement dated December 8, 2021, and the Fund Accounting Addendum dated December 8, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, which fee is included in the Fund Administration Fees, plus itemized fees as follows:

1.1.	Multi-Manager: For multi-manager funds, Ultimus charges a fee of $[REDACTED] per month per manager over one.

1.2.	Basket Servicing Fee: Each Fund shall pay an annual fee of $[REDACTED] for basket services in connection with PCF File creation and communication for ETF creation and redemption unit processing.

1.3.	Derivatives Risk Management Program Support Services; 18f-4/N-PORT Support Services: In consideration for Ultimus providing Derivatives Risk Management Program Support Services, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $[REDACTED] per Fund. If the Trust elects not to receive Derivatives Risk Management Program Support Services, and Ultimus provides 18f-4/N-PORT Support Services instead, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $[REDACTED] per Fund. If the Trust elects not to receive Derivatives Risk Management Program Support Services and, in connection therewith, the Trust requires Ultimus to provide, or otherwise make available to it or any third party, investment holdings data, then, in addition to the 18f-4/N-PORT Support Services Fee, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $[REDACTED] per Fund.

1.4.	Reporting Modernization fee: Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from Ultimus:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and

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Fund Accounting Fee Letter
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N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Fixed Income/Other non-Equity Funds	$8,500-$10,000***

**	The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.

***	The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds.

1.5.	Price Quotes: The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.0900
International Equity (Non Fair Value)	$0.1500
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets	$0.6747
Government/Agency	$0.6522
Floating Rate MTN	$0.6973
Municipal Bonds	$0.7422
High Yield Corporate Bonds, High Yield Municipal Bonds	$0.9221
International Bond	$1.2145
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.2258
CMBS	$1.5969
CDO & CLO	$4.2171
Options (Listed)	$0.1060
Futures (Listed)	$0.2955
Leverage Loans/Bank loans [monthly]	$16.9600
Exchange Rates - Spot and Forwards	$0.7386
International Equity (Fair Value)	$0.7872
CDS & CDX Swaps [monthly]	$66.2500

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided (other than odd lot pricing)	$[REDACTED] per month for each additional 10 manual inputs
Odd Lot Pricing Fee	$[REDACTED]/Fund per month plus
$[REDACTED]/odd lot security per month

1.6.	Wholly owned subsidiary fee: In cases where a Fund elects or is otherwise required to have a wholly owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an annual fee of $[REDACTED] will be charged for each such subsidiary. Ultimus may, with notice to the Fund, charge additional fees with respect to any such subsidiary if Ultimus determines that the nature of such subsidiary will require an inordinate number of man hours to be expended in the performance of Fund Accounting Services or generally poses heightened risk or compliance concerns.

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Fund Accounting Fee Letter
December 11, 2024	Page 2 of 6

1.7.	Special Reports/Programming Charge: All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Fee Letter is $[REDACTED] per hour and is subject to change.

1.8.	Event Processing Charge: Fund accounting services performed outside of the ordinary course and in connection with unique events involving a Fund or the Trust, including, without limitation, mergers, acquisitions, and reorganizations, shall be subject to an additional event processing charge. The current rate as of the date of this Fee Letter is $[REDACTED] per hour and is subject to change.

1.9.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust, the Funds, or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Monthly Per Trade and T+0 Processing Fees

The fees, as described above, allow a Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the respective Fund $[REDACTED] per trade over 1,000 per month capped at $[REDACTED] up to 6,000 per month, then $[REDACTED] per trade over that. Trades are recorded on the day after trade date (“T+1”). For trade date (“T+0”) accounting the Fund will pay an additional $[REDACTED] per month.

3.	Term

3.1.	Initial Term. The initial term for a Fund shall continue in effect from its commencement date through the end of the 60th month thereafter, unless earlier terminated under Section 3.3 below, (“Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then- current Renewal Term.

3.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the subject Fund(s) or the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

3.4.	Early Termination. Any Early Termination under the Agreement with respect to fund accounting services shall subject the subject Fund(s) or the Adviser to paying an “Early Termination Fee”

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Fund Accounting Fee Letter
December 11, 2024	Page 3 of 6

equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term. In the event of a material breach of the Agreement by Ultimus, the Fund(s) and the Adviser shall not owe an Early Termination Fee.

3.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. In consideration for which, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a fee for fund accounting deconversion services of not less than $[REDACTED].

3.6.	Liquidation. In the event any Fund is liquidated, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for fund accounting liquidation services of not less than $[REDACTED] per Fund.

3.7.	Restructuring. In the event any Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform fund accounting services outside of the ordinary course, Ultimus shall be entitled to collect from the Trust or the Adviser a fund accounting restructuring fee of not less than $[REDACTED], which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, the cost of obtaining secondary security market quotes and other securities data utilized by the Fund, performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund.

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

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Fund Accounting Fee Letter
December 11, 2024	Page 4 of 6

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

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Fund Accounting Fee Letter
December 11, 2024	Page 5 of 6

The parties duly executed this Fund Accounting Fee Letter dated December 11, 2024.

	Capitol Series Trust		Ultimus Fund Solutions, LLC
on its own behalf and on behalf of the Funds

By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Sterling Capital Management LLC

By:	/s/ Scott Haenni
Name:	Scott Haenni
Title:	Chief Executive Officer

CST - Sterling
Fund Accounting Fee Letter
December 11, 2024	Page 6 of 6

Fund Administration Fee Letter

for

Sterling Capital Enhanced Core Bond ETF

a series of

Capitol Series Trust

This Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”) for Sterling Capital Enhanced Core Bond ETF (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain ETF Master Services Agreement dated December 8, 2021, and the Fund Administration Addendum dated December 8, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to the Funds as follows:

Average Daily Net Assets	Administration Fee
Up to $250 million	[REDACTED]%
$250 million to $500 million	[REDACTED]%
$500 million to $1 billion	[REDACTED]%
In excess of $1 billion	[REDACTED]%

The fee will be calculated based on the net assets of each Fund.

The fee will be subject to an annual minimum of $[REDACTED] with respect to each Fund. Fixed income funds will be assessed an additional $[REDACTED] annual fee. Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged an additional $[REDACTED] base annual fee.

1.3.	Implementation Fee. In addition to the fees set forth in Section 1.1 above, Ultimus shall be entitled to a one-time implementation fee (“Implementation Fee”) in connection with any new Fund launch. The Implementation Fee charged for the first Fund launched in any Fund Family shall be $[REDACTED], with each subsequent Fund launched in the same Fund Family being subject to an Implementation Fee of $[REDACTED]. The Implementation Fee with respect to any Fund shall be due and payable to Ultimus prior to Ultimus commencing any work related to the Fund’s launch. As used herein, the term “Fund Family” means all Funds in the Trust with the same investment adviser.

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Fund Administration Fee Letter
December 11, 2024	Page 1 of 6

1.4.	Tailored Shareholder Report Services Fee and Charges or Data Extract Only Services Fee and Charges:

In consideration for Ultimus providing Tailored Shareholder Report Services, the Trust will pay (or cause to be paid) Ultimus an annual fee of $[REDACTED] per Fund plus $[REDACTED] per CUSIP, not to exceed $[REDACTED] in the aggregate on a per Fund basis (collectively, the “TSR Fee”). The TSR Fee includes use of any of Ultimus’ standard form TSR templates, which may be customized for color and print style and to allow for the addition of Fund specific logos. Additional customization of the standard form TSR template(s) is possible, but only with Ultimus’ preapproval and will be subject to a customization charge of $[REDACTED] plus programming/development fees, which will be charged at the rate of $[REDACTED] per hour. If, in lieu of Tailored Shareholder Report Services, the Fund(s) elect to receive Data Extract Only Services, the Trust will pay (or cause to be paid) Ultimus an annual fee of $[REDACTED] per Fund (the “Data Extract Only Fee”). Any additional work performed by Ultimus as a result of or in connection with a Fund’s election to opt out of the Tailored Shareholder Report Services and to receive the Data Extract Only Services will be charged at the rate of $[REDACTED] per hour. In addition to the TSR Fee or the Data Extract Only Fee (as applicable), the Trust will reimburse (or cause to be reimbursed) Ultimus for the Funds’ pro rata share (as determined by Ultimus) of third party expenses incurred by Ultimus in providing Tailored Shareholder Report Services or Data Extract Only Services (as applicable), including, without limitation, any typesetting, printing, and EDGAR costs associated with any TSR.

1.5.	Tax Provisioning/ASC 740 Compliance fee. Each Fund shall pay Ultimus $[REDACTED] per calendar quarter for tax provisioning services and ASC 740 Compliance.

- Additional fees relating to tax provisioning or tax compliance may arise relative to certain strategies or approaches taken by the adviser with respect to portfolio management.

The following are examples of fees that may be charged:

- Schedule K-1 fee – for Funds with investments requiring additional processing, including, without limitation, Funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received, each additional K-1 over 10 will be charged at $[REDACTED] per K-1 received. For tiered partnerships and private partnerships, each K-1 over 10 will be charged a fee of $[REDACTED] per partnership K-1 received.

- Fee for separate tax year from fiscal year – in cases where a Fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end, an additional $[REDACTED] per year may be charged.

- Wholly-owned subsidiary fee – in cases where a Fund elects or is otherwise required to have a wholly-owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an additional fee of $[REDACTED] per year may be charged.

- Trust Preferred Securities [“TRUPS”] fee – in cases where a Fund holds TRUPS and transactions in total are more than 500 tax lots, an additional fee of $[REDACTED] per year may be charged. If between 501-2,500 tax lots, an additional fee of $[REDACTED] per year may be charged. Transactions over 2,500 tax lots may be charged an additional fee of $[REDACTED] per year.

- QCCO and Tax Straddle fee – in cases where a Fund wittingly or unwittingly engages in QCCO or tax straddle transactions, an additional fee of $[REDACTED] per year may be charged. Note: for Funds with significant volume in such transactions an outsourced solution may be preferable and there will be no fee paid to Ultimus, but rather an expense will be incurred for an unaffiliated servicer.

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- Equalization service fee – in cases where a Fund elects to utilize a tax equalization strategy, an additional fee of $[REDACTED] per year may be charged.

- Distribution estimates fee – in cases where an advisor requests more than 2 estimates in a distribution period [“period” defined as year-end for excise or fiscal purposes], an additional fee of $[REDACTED] per estimate over 2 may be charged.

- Tax diversification testing fee – in cases where a Fund invests in certain investments such as Funds of Funds structures whereby private Funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing, an additional fee of $[REDACTED] per month may be charged [for up to 10 underlying Fund look- throughs].

1.6.	Special Reports/Programming Charge. All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Fee Letter is $[REDACTED] per hour and is subject to change.

1.7.	Event Processing Charge. Fund administration services performed outside of the ordinary course and in connection with unique events involving a Fund or the Trust, including, without limitation, mergers, acquisitions, and reorganizations, shall be subject to an additional event processing charge. The current rate as of the date of this Fee Letter is $[REDACTED] per hour and is subject to change.

1.8.	Meeting Attendance Fee. The Trust or the applicable Fund shall pay $[REDACTED] per fair valuation committee meeting attended by any Ultimus personnel.

1.9.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust, the Funds, or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus for certain reimbursable expenses incurred on each Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust or the Adviser. The Trust and each Fund will be responsible for the Fund’s normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Trust’s other vendors and providers that provide services to the Fund.

3.	Online Web Services

ETF Fund Data Web Package
$[REDACTED] initial set up charge
$[REDACTED] annual maintenance (invoiced annually in advance)

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Fund Administration Fee Letter
December 11, 2024	Page 3 of 6

4.	Term

4.1	Initial Term. The initial term for a Fund shall continue in effect from its commencement date through the end of the 60th month thereafter, unless earlier terminated under Section 4.3 below (the “Initial Term”).

4.2	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then- current Renewal Term.

4.3	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the subject Fund(s) or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

4.4	Early Termination. Any Early Termination under the Agreement with re administration services shall subject the subject Fund(s) or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

4.5	Deconversion. Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. In consideration for which, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a fee for fund administration deconversion services of not less than $[REDACTED].

4.6	Liquidation. In the event any Fund is liquidated, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for fund administration liquidation services of not less than $[REDACTED] per Fund.

4.7	Restructuring. In the event any Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform fund administration services outside of the ordinary course, Ultimus shall be entitled to collect from the Trust or the Adviser a fund administration restructuring fee of not less than $[REDACTED] which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

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Fund Administration Fee Letter
December 11, 2024	Page 4 of 6

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)2 plus 1.5%.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

CST - Sterling
Fund Administration Fee Letter
December 11, 2024	Page 5 of 6

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

The parties duly executed this Fund Administration Fee Letter dated December 11, 2024.

	Capitol Series Trust		Ultimus Fund Solutions, LLC
on its own behalf and on behalf of the Funds

By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Sterling Capital Management LLC

By:	/s/ Scott Haenni
Name:	Scott Haenni
Title:	Chief Executive Officer

CST - Sterling
Fund Administration Fee Letter
December 11, 2024	Page 6 of 6